Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS PROFITS OF $0.06 DILUTED EPS
FOR FOURTH QUARTER; ALSO PROFITABLE FOR THE YEAR
     Irving, TX — October 30, 2009 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $7.2 million or $0.06 per diluted share on net sales of $1.5 billion for the quarter ended August 31, 2009. This compares with net earnings of $63.5 million or $0.55 per diluted share on net sales of $3.1 billion for the fourth quarter last year. This year’s fourth quarter included after-tax LIFO income of $24.4 million or $0.21 per share compared with expense of $90.9 million or $0.78 per diluted share in last year’s fourth quarter. At quarter end, our LIFO reserve totaled $241.7 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of declining prices results in income that eliminates the effect of deflation from operating results. Changes in LIFO are not writedowns, writeoffs or market adjustments. They are changes in cost components based on an assumption of physical inventory flows.
     Net earnings for the year ended August 31, 2009 were $20.8 million or $0.18 per diluted share on net sales of $6.8 billion. For the same period last year, net earnings were $232.0 million or $1.97 per diluted share on net sales of $10.4 billion. The annual results included after-tax LIFO income of $208 million or $1.83 per diluted share. This compares with after-tax LIFO expense of $209 million or $1.78 per diluted share last year.
     The fourth quarter’s disproportionate tax benefit includes the effect of the reversal of the deferred tax liability recorded in prior periods for U.S. taxes on unremitted foreign earnings. Lower pre-tax income for 2009 and its distribution in relatively high tax rate jurisdictions increases the effects of variances from the U.S. statutory rate. The effective tax rate for the year is 40%. Significant items included in the rate are higher taxes due to losses in low tax rate foreign jurisdictions and income subject to state taxes offset by the previously mentioned reversal of the deferred tax liability for prior period U.S. taxes on unremitted foreign earnings to be indefinitely reinvested in foreign operations.
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(CMC Year End 2009 — Page 2)
     In response to price declines, demand destruction, and a global liquidity and credit crisis, the Company recorded the following consolidated expenses:

	Three Months Ended	Year Ended
(in millions)	8/31/09	8/31/09

Lower of cost or market inventory adjustments	$16.7	$127.1
Bad debt expense	0.1	33.7
Severance costs	3.2	12.5
Impairment charges	3.4	8.5
Other — contractual noncompliance, environmental, job loss reserves	16.9	19.3
     Selling, general and administrative expenses in the fourth quarter included $11.0 million of pre-tax costs associated with the investment in the global deployment of SAP software compared to $10.6 million in last year’s fourth quarter; project to date we have expensed $137.7 million. Other SAP costs of $111.3 million have been capitalized since the inception of the project, of which $5.5 million was capitalized in the current quarter. At August 31, 2009, we successfully ended the project phase of our deployment of SAP, returned significant personnel resources back to our operating units, and combined the SAP expertise with our continuing IT operations. We will continue the deployment of SAP on a more measured pace as well as enhance our supply chain management benefits by optimizing the use of the system. It will no longer be reported as a separate project.
General Conditions
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Although we saw increases in steel production and sales volumes in the fourth quarter compared to the third quarter, this was more due to restocking than any pick up in real demand. We remain concerned about continued sustainability of demand. The stimulus effect was negligible in the U.S. Internationally, China continued to benefit from an effective stimulus package and nearby Asian countries also improved. Steel volume increases in Poland were met by lower metal margins impacting profitability. Our tubular mill in Croatia continued to struggle with the downturn in energy markets as well as increased Chinese competition in nearby markets. Overall declines in inventory quantities and prices led to net LIFO income, but rising ferrous scrap prices resulted in some segments incurring expense. We continue to address exposures including unplanned inventory and unwarranted customer contractual noncompliance related to U.S. steel imports. In late August, our micro minimill in Arizona successfully rolled its first rebar.”
Americas Recycling
     McClean said, “Ferrous and nonferrous pricing reversed the declining trends of the previous six months as pricing rose throughout the quarter. Volumes were greatly reduced compared to the fourth quarter of last year due to reduced domestic mill operating rates and overall lower manufacturing output. Margin decreases from last year’s fourth quarter are equally attributable to volume and pricing for ferrous scrap, but more to volume for nonferrous scrap. The adjusted operating loss of $18.7 million stands in stark contrast to the all-time quarterly earnings record of
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(CMC Year End 2009 — Page 3)
$52.9 million achieved in the fourth quarter of last year. Rising prices led to pre-tax LIFO expense of $8.3 million compared to pre-tax LIFO income of $5.1 million in last year’s fourth quarter. The average ferrous scrap sales price for the fourth quarter was $193 per short ton, a 57% decline from last year’s fourth quarter, but up 32% from the third quarter this year as domestic mill utilization rates increased. Nonferrous pricing followed a similar trend with average pricing of $1,973 per short ton, down 38% compared to the fourth quarter of last year, but up 27% from the third quarter this year. Shipments of ferrous scrap totaled 513 thousand tons, a decline of 34% from the fourth quarter of last year, but the highest quarterly volume in fiscal 2009. Nonferrous shipments totaled 56 thousand tons, down 29% from last year’s fourth quarter. We exported 13% of our ferrous tonnage and 42% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     McClean said, “Restocking, seasonal demand and continued public sector projects drove mill capacity utilization rates to 68% for the fourth quarter, up from 58% in the third quarter of this year. These higher volumes, however, were met by lower metal margins as the price increases in ferrous scrap were not matched by price increases in finished goods. General comparisons to the fourth quarter of last year are not favorable as it was the last solid quarter before the recession hit the steel industry full force. Rebar volume in the fourth quarter was strong and merchant volumes, though well off from the prior year, did gain over both the second and third quarters of this year. Import competition, with the exception of Mexico, remains muted.
     “Our steel mills earned adjusted operating profit of $28.0 million compared to $45.1 million in the comparable quarter last year; this year’s fourth quarter had pre-tax LIFO expense of $5.3 million compared to the $41.5 million pre-tax LIFO expense last year. Our metal margin at $302 per ton was down $88 per ton from the fourth quarter of last year and down $63 per ton from the third quarter of this year. The price of ferrous scrap consumed at the mills during the quarter fell $187 per ton compared to last year’s fourth quarter, but our average selling price for finished goods of $563 per ton fell $275 per ton. Sales volumes declined 23% to 486 thousand tons, all attributable to a drop off in merchant bar tons. Rebar accounted for 61% of tonnage shipped in the fourth quarter, the highest percentage of the year. The price premium of merchant bar over reinforcing bar averaged $193 per ton, up $39 per ton from the third quarter. On a fourth quarter-to-quarter basis, tonnage melted was down 24% to 469 thousand tons, while tonnage rolled declined 21% to 429 thousand tons. Lower production rates and price decreases in alloys, natural gas, and electricity resulted in an overall decrease of $35.0 million in these costs for the quarter compared to last year.”
     McClean added, “Our copper tube mill reported an adjusted operating profit of $1.5 million (including pre-tax LIFO expense of $3.4 million) compared to $4.1 million (including pre-tax LIFO income of $1.3 million) in the fourth quarter of last year. The mill remained profitable with constant pounds sold, but higher metal margins. Demand is mainly from public projects and healthcare.”
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(CMC Year End 2009 — Page 4)
Americas Fabrication & Distribution
     McClean said, “Our Americas Fabrication & Distribution segment reported an adjusted operating profit of $10.3 million compared to last year’s operating loss of $68 million. The current quarter recorded pre-tax LIFO income of $52.0 million, whereas last year’s fourth quarter suffered a pre-tax LIFO expense of $100.9 million. The contrast in market conditions in the intervening year could not be starker. Fiscal 2008 was a year of rising prices and margin compression for fabrication; fiscal 2009 was a year of falling prices and margin expansion as higher priced backlog was rolled off. With deteriorating economic conditions, the backlog was receding in both pricing and volume leading to lower sales and shipments in the fourth quarter. The segment took a $3.4 million impairment charge for discontinuance of original trade names from certain acquisitions. The composite average fab selling price (excluding stock and buyouts) was $911 per ton, 21% below last year’s fourth quarter and a 15% decline from the third quarter of this year. Our largest challenge in this segment remains in our domestic steel import and distribution business. We continue to take aggressive action on unwarranted contract cancellations, market claims, and price renegotiations. Wherever warranted, we have increased our bad debt allowance and taken lower of cost or market adjustments on inventory positions.”
International Mills
     According to McClean, “International steel markets, with the exception of the Asia Pacific region, remained weak. Metal margin compression continued at CMC Zawiercie though volumes were encouragingly up on billet exports. CMC Croatia suffered from the global downturn in energy markets. The segment had an adjusted operating loss in the fourth quarter of $18.7 million compared to the all-time quarterly record of $57.1 million profit last year. The two mills’ results, compared to the third quarter, headed in opposite directions. CMC Zawiercie’s adjusted operating loss for the fourth quarter was $3.4 million compared to $9.2 million loss in the third quarter; CMC Croatia’s fourth quarter result was a loss of $15.3 million compared to a loss of $8.5 million in the third quarter.
     “CMC Zawiercie’s quarterly result, although a loss, was the lowest of the year, attributable to the highest levels of melting, rolling, and shipping for the year. Shipments totaled 398 thousand tons (129 thousand tons of billets) compared to 424 thousand tons (177 thousand tons of billets) in the prior year fourth quarter. Tons melted were 412 thousand tons compared to 395 thousand tons last year, and tons rolled were 281 thousand tons compared to 266 thousand tons in the prior year fourth quarter. Average selling prices decreased 45% to PLN 1,157 per ton compared to PLN 2,091 per ton. The cost of scrap entering production decreased 48%. The average metal margin decreased to PLN 451 per ton, wholly insufficient to allow for profits.
     “CMC Croatia’s fourth quarter shipments of 12 thousand tons were the lowest of the year. The collapse of energy markets combined with increased Chinese competition in the North Africa / Middle East markets severely impacted revenues. Our caster renovations are complete and will allow us to sell billets when market opportunities arise. Our renovated furnace should be completed in the second quarter of fiscal 2010.”
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(CMC Year End 2009 — Page 5)
International Fabrication & Distribution
     McClean continued, “With its global span, this segment was able to gain from geographies that are already showing recovery. Our inter-Asian business was profitable. Australia was last-in, first-out of the recession and our trading and distribution operations benefited. European steel markets continue to be under pressure; our fabrication operations are bidding a diminishing number of jobs with an increasing number of aggressive competitors in a period of falling prices. Our raw materials import business had another quarter of profitability through creative solutions in warehousing, just-in-time delivery, financing, and other ventures to meet customers’ needs. The overall segment had an adjusted operating profit of $2.7 million (including pre-tax LIFO income of $2.5 million) compared to the prior year profit of $35.7 million (including pre-tax LIFO income of $3.9 million).”
Financial Condition
     McClean said, “CMC remains financially strong; our balance sheet remains conservative with high quality assets. At August 31, 2009, we had cash and short-term investments of $406 million. Substantial portions of our accounts receivable are backed by letters of credit or are credit insured; we have established an allowance for doubtful accounts of $42 million. Substantially all of our domestic inventories are on LIFO; the reserve at year end was $242 million. The current ratio was 2.4. We had no drawings on our domestic accounts receivable securitization program, and our $400 million revolver was available save for $27.9 million of letters of credit outstanding against it as of August 31, 2009. At year end, goodwill and intangibles totaled $138.9 million, representing only 3.8% of total assets. Our debt maturity profile has no substantial long-term debt payments due until 2013. We met our debt covenant tests.”
Outlook
     According to McClean, “Domestic market conditions appear to be stabilizing, but at very modest levels. U.S. stimulus programs are likely to be effective from calendar 2010, but at a slow pace. Private nonresidential construction is likely to remain weak. We anticipate prices to trend moderately lower for our first fiscal quarter with shipments at slightly lower levels to fourth quarter fiscal 2009 given seasonal trends. Rebar imports should remain low.
     “The Asian markets are the most encouraging right now although off the highs of July/August. The growth of China’s GDP is likely to be 8-9% in calendar 2009. China continues to fund steel intensive projects including infrastructure, public housing and energy plants. China may curb new steel production to control excess steel capacity. Steel inventory levels have built in China, in particular, flat products, and prices have declined from August. China may increase exports of higher value steel products, but we believe this will be mainly to nearby Asian markets. Most markets in Asia are likely to continue to improve including Taiwan, Vietnam and Malaysia. Australia’s economic recovery is ahead of the U.S., and in Europe recovery is likely to be mixed. Poland is likely to lead Central Eastern Europe with improving GDP growth.”
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(CMC Year End 2009 — Page 6)
     McClean added, “Our strength remains our people. Fiscal 2009 made extraordinary demands on them; they were asked to sacrifice and they did and maintained CMC’s core values throughout. We remain strong and confident because of them. Fiscal 2010 should be a year of sequentially building profitability; the first half will suffer the lingering effects of the economy and winter seasonal downturn. The second half should benefit from an improving economy and a more traditional pick up in the spring construction season. Looking towards our first quarter, we believe that our recycling operations should be profitable for the quarter. Our domestic mills may operate at marginally lower levels than they did in the fourth quarter, between 60% and 65%. Our domestic fabrication operations will be challenged by diminished backlogs and a margin squeeze. Our U.S. steel trading business will continue to liquidate inventories remaining from customer contractual noncompliance; industrial products will, however, remain a bright spot. Internationally, Poland should see modest improvement if metal margin pressure abates; Croatia will continue to incur losses until its capital expenditure program is completed and the energy market improves. Overall, we anticipate first quarter results to be a small loss.”
Conference Call
     CMC invites you to listen to a live broadcast of its fourth quarter 2009 conference call today, Friday, October 30, 2009, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, stimulus spending, inventory and backlog levels, GDP growth and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believes,” as well as “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include a lingering recessionary environment, lower construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports, stimulus spending, and pace of overall economic activity, particularly China.
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(CMC Year End 2009 — Page 7)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/09	8/31/08	8/31/09	8/31/08

Domestic Steel Mill Rebar Shipments	294	285	1,007	1,135
Domestic Steel Mill Structural and Other Shipments	192	346	729	1,393
CMCZ Shipments	398	424	1,258	1,434

Total Mill Tons Shipped	884	1,055	2,994	3,962

Average FOB Mill Domestic Selling Price (Total Sales)	$563	$838	$642	$691
Average Cost Domestic Mill Ferrous Scrap Utilized	$261	$448	$254	$350
Domestic Mill Metal Margin	$302	$390	$388	$341
Average Domestic Mill Ferrous Scrap Purchase Price	$200	$409	$195	$329
Average FOB Mill CMCZ Selling Price (Total Sales)	$378	$982	$457	$744
Average Cost CMCZ Ferrous Scrap Utilized	$231	$630	$255	$441
CMCZ Mill Metal Margin	$147	$352	$202	$303
Average CMCZ Ferrous Scrap Purchase Price	$193	$533	$202	$396

Fab Plant Rebar Shipments	244	295	1,010	1,061
Fab Plant Structural, Post , Joist and Deck Shipments	80	175	414	665

Total Fabrication Tons Shipped	324	470	1,424	1,726

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$911	$1,146	$1,131	$1,064

Domestic Scrap Metal Tons Processed and Shipped	570	871	2,033	3,391
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/09	8/31/08	8/31/09	8/31/08
Net Sales:
Americas Recycling	$233,708	$657,707	$785,388	$2,189,719
Americas Mills	307,797	576,118	1,253,398	1,966,270
Americas Fabrication & Distribution	441,473	844,535	2,528,162	2,874,594
International Mills	173,136	400,133	681,655	1,155,671
International Fabrication & Distribution	522,553	1,180,594	2,515,718	3,780,916
Corporate	4,875	(6,396)	(10,609)	(1,855)
Eliminations and Discontinued Operations	(221,726)	(506,215)	(960,316)	(1,537,937)

Total Net Sales	$1,461,816	$3,146,476	$6,793,396	$10,427,378

Adjusted Operating Profit (Loss):
Americas Recycling	$(18,733)	$52,869	$(89,576)	$145,751
Americas Mills	29,542	49,236	263,393	207,756
Americas Fabrication & Distribution	10,290	(67,978)	111,604	(67,471)
International Mills	(18,675)	57,108	(77,421)	96,838
International Fabrication & Distribution	2,738	35,729	(4,341)	124,338
Corporate and Eliminations	(23,275)	(24,736)	(87,275)	(99,348)
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(CMC Year End 2009 — Page 8)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended		Fiscal year ended
	8/31/09	8/31/08	8/31/09	8/31/08

Net Sales	$1,461,816	$3,146,476	$6,793,396	$10,427,378

Costs and Expenses:
Cost of goods sold	1,304,120	2,836,715	6,013,335	9,325,724
Selling, general and administrative expenses	174,834	209,494	671,202	707,786
Interest expense	14,688	15,978	76,998	58,263

	1,493,642	3,062,187	6,761,535	10,091,773

Earnings (Loss) from Continuing Operations
Before Income Taxes and Minority Interests	(31,826)	84,289	31,861	335,605

Income Taxes (Benefit)	(40,381)	19,626	12,734	103,886

Earnings from Continuing Operations
Before Minority Interests	8,555	64,663	19,127	231,719

Minority Interests (Benefit)	(63)	(2)	(550)	538

Net Earnings from Continuing Operations	$8,618	$64,665	$19,677	$231,181

Earnings (Loss) from Discontinued Operations Before Taxes	(1,960)	(2,016)	2,064	1,706
Income Tax (Benefit)	(522)	(894)	939	921

Net Earnings (Loss) from Discontinued Operations	(1,438)	(1,122)	1,125	785

Net Earnings	$7,180	$63,543	$20,802	$231,966

Basic Earnings per Share:
Earnings from Continuing Operations	$0.07	$0.57	$0.18	$2.01
Earnings (Loss) from Discontinued Operations	(0.01)	(0.01)	0.01	0.01

Net Earnings	$0.06	$0.56	$0.19	$2.02

Diluted Earnings per Share:
Earnings from Continuing Operations	$0.07	$0.56	$0.17	$1.96
Earnings (Loss) from Discontinued Operations	(0.01)	(0.01)	0.01	0.01

Net Earnings	$0.06	$0.55	$0.18	$1.97

Cash Dividends per Share	$0.12	$0.12	$0.48	$0.45

Average Basic Shares Outstanding	112,370,720	113,878,939	112,391,180	115,048,512
Average Diluted Shares Outstanding	113,955,283	116,251,800	113,880,375	117,685,753
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(CMC Year End 2009 — Page 9)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	Fiscal year ended
	2009	2008

Assets:
Current Assets:
Cash and cash equivalents	$405,603	$219,026
Accounts receivable, net	731,282	1,369,453
Inventories	678,541	1,400,332
Other	182,126	228,632

Total Current Assets	1,997,552	3,217,443

Net Property, Plant and Equipment	1,351,389	1,154,322

Goodwill	74,236	84,837

Other Assets	264,379	289,769

	$3,687,556	$4,746,371

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$344,355	$838,777
Accounts payable — documentary letters of credit	109,210	192,492
Accrued expenses and other payables	327,212	563,424
Income taxes payable and deferred income taxes	—	156
Notes payable	1,759	31,305
Current maturities of long-term debt	32,802	106,327

Total Current Liabilities	815,338	1,732,481

Deferred Income Taxes	44,564	50,160
Other Long-Term Liabilities	113,850	124,171
Long-Term Debt	1,181,740	1,197,533

Minority Interests	2,371	3,643

Stockholders’ Equity	1,529,693	1,638,383

	$3,687,556	$4,746,371

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(CMC Year End 2009 — Page 10)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	2009	2008

Cash Flows From (Used By) Operating Activities:
Net earnings	$20,802	$231,966
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	154,679	135,069
Minority interests (benefit)	(550)	538
Provision for losses on receivables	33,733	4,478
Share-based compensation	17,475	18,996
Net loss on sale of assets	2,795	749
Writedown of inventory	127,056	—
Asset impairment charges	8,468	1,004

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
(Increase) decrease in accounts receivable	692,386	(287,052)
Accounts receivable sold (repurchased), net	(129,227)	45,348
(Increase) decrease in inventories	533,896	(414,556)
(Increase) decrease in other assets	93,257	(177,510)
Increase (decrease) in accounts payable, accrued expenses, other payables and income taxes	(691,912)	395,987
Decrease in deferred income taxes	(49,066)	(4,379)
Increase (decrease) in other long-term liabilities	(7,256)	5,906

Net Cash Flows From (Used By) Operating Activities	806,536	(43,456)

Cash Flows From (Used By) Investing Activities:
Capital expenditures	(369,694)	(355,041)
Purchase of interests in CMC Zawiercie and subsidiaries	(6)	(169)
Proceeds from the sale of property, plant and equipment & other	2,620	1,791
Acquisitions of other businesses, net of cash acquired	(900)	(228,422)

Net Cash Flows Used By Investing Activities	(367,980)	(581,841)

Cash Flows From (Used By) Financing Activities:
Increase (decrease) in documentary letters of credit	(83,282)	39,061
Short-term borrowings, net change	(26,244)	(1,427)
Proceeds from issuance of long-term debt	64,014	596,669
Repayments on long-term debt	(132,496)	(6,053)
Stock issued under incentive and purchase plans	3,284	8,910
Tax benefits from stock plans	926	10,982
Treasury stock acquired	(18,514)	(172,312)
Cash dividends	(54,139)	(52,061)

Net Cash Flows From (Used By) Financing Activities	(246,451)	423,769

Effect of Exchange Rate Changes on Cash	(5,528)	1,279

Increase (Decrease) in Cash and Cash Equivalents	186,577	(200,249)
Cash and Cash Equivalents at Beginning of Year	219,026	419,275

Cash and Cash Equivalents at End of Year	$405,603	$219,026

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(CMC Year End 2009 — Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements. The following reconciles EBITDA to the nearest GAAP measure, net earnings:

	Three Months	Year
	Ended	Ended
	8/31/09	8/31/09
Net earnings	$7,180	$20,802
Interest expense	14,688	77,562
Income taxes (benefit)	(40,903)	13,673
Depreciation and amortization	47,102	163,147

EBITDA	$28,067	$275,184
EBITDA to interest coverage
for the year ended August 31, 2009:
     $275,184 / 77,562 = 3.5
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2009 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,529,693
Long-term debt	1,181,740
Deferred income taxes	44,564

Total capitalization	$2,755,977
Other Financial Information
Long-term debt to cap ratio as of August 31, 2009:
Debt divided by capitalization
     $1,181,740 / 2,755,977 = 42.9%
Total debt to cap plus short-term debt ratio as of August 31, 2009:
     ($1,181,740 + 32,802 + 1,759) / ($2,755,977 + 32,802 + 1,759) = 43.6%
Current ratio as of August 31, 2009:
Current assets divided by current liabilities
     $1,997,552 / 815,338 = 2.4
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2010-02